Exhibit 10.1
DONALDSON COMPANY, INC.

MANAGEMENT CHANGE IN CONTROL SEVERANCE PLAN

(Adopted Effective February 1, 2023)

Donaldson Company, Inc., (together with any of its Affiliates or successors (including following any Change in Control), the “Company”) has established the Donaldson Company, Inc. Management Change in Control Severance Plan (the “Plan”) to provide certain severance pay and other benefits to eligible Participant management-level employees of the Company whose employment terminates under certain covered circumstances in connection with a Change in Control. The Company, in its complete and sole discretion, will determine who is an eligible employee under the Plan.

This Plan supersedes and replaces any policy, plan or practice that may have existed in the past regarding the payment of severance pay and other benefits, other than pursuant to the terms of any equity or equity-based award Plans, to Participants.

This document is both the “Plan document” and the “Summary Plan Description” for the Plan.

1. Eligibility for Severance Pay and Benefits. All executive officers as appointed by the Company’s Board of Directors (the “Board”) are eligible to participate in the Plan. An employee becomes a participant (“Participant”) as of the first business date after (i) such employee is first classified by the Board (or the Board’s designee, the Human Resources Committee of the Board (the “HR Committee”)) as an executive officer of the Company, (ii) if the eligible employee’s primary work location is or becomes a location outside of the United States, the eligible employee has affirmed agreement with the terms of this Plan (including any restrictive covenants herein) in a form approved by the HR Committee (the “Acknowledgment”) (unless such requirement is waived in writing by the HR Committee), (iii) the eligible employee has satisfied any other conditions established by the HR Committee to become a Participant and (iv) if applicable, the employee agrees to waive any then-effective cash severance or separation benefits under any existing agreement with the Company. A Participant will cease to be a Participant in this Plan when such employee ceases to be an executive officer of the Company or is otherwise designated by the HR Committee as no longer being eligible to be a Participant in the Plan.

2. Term of Plan. This Plan shall commence on February 1, 2023 (the “Effective Date”).

3. Severance Entitlements. In order to induce a Participant to remain in the employ of the Company and in consideration of the covenants set forth in this Plan, the Company agrees, under the conditions described herein, to pay the Participant the Severance Benefits and the other payments and benefits described herein. Except as provided in Section 10.1 hereof, no Severance Benefits shall be payable under this Plan unless there shall have been a termination of the Participant's employment with the Company following a Change in Control. This Plan shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Participant and the Company, the Participant shall not have any right to be retained in the employ of the Company.

4. The Participant's Covenants. The Participant agrees that, subject to the terms and conditions of this Plan, in the event of a Potential Change in Control, the Participant will remain in the employ of the Company until at least the earliest of (i) the date which is six (6) months following the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Participant of the Participant's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Participant's employment for any reason.

5. Compensation Other Than Severance Benefits.

5.1 If following a Change in Control, Participant is unable to perform the Participant's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Participant's base salary to the Participant at the rate in effect at the commencement of any such period of incapacity, and Participant shall remain eligible for all compensation and benefits payable to the Participant under and subject to the terms of the Company’s compensation or benefit plan, program or arrangement during such period (other than the Company's short- or long-term disability plan, as applicable), until the Date of Termination as a result of the Company’s termination of Participant's employment for Disability.

5.2 If the Participant's employment is terminated for any reason following a Change in Control, the Company shall pay the Participant's base salary to the Participant through the Date of Termination at then-current rate or, if higher and applicable, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and Participant shall remain eligible for all compensation and benefits under and subject to the terms of the Company's compensation and benefit plans, programs or arrangements through the Date of Termination.

5.3 If the Participant's employment is terminated for any reason following a Change in Control, the Company shall pay to the Participant any post-termination compensation and benefits to which Participant becomes eligible under and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as such payments become due.

6. Severance Benefits.

6.1 If a Participant's employment is terminated following a Change in Control, other than (i) by the Company for Cause, (ii) by reason of the Participant’s death or Disability, or (iii) by the Participant without Good Reason, then the Participant shall be entitled to the benefits described in this Section 6.1 and Section 6.2 (“Severance Benefits”), in addition to any payments and benefits to which the Participant is entitled under Section 5 hereof. Notwithstanding anything in this Plan to the contrary, the Participant shall not be entitled to the payments and benefits provided in this Section 6 unless the Participant has incurred a “separation from service” under Section 409A of the Code. Participant’s receipt of any Severance Benefits under this Plan shall be conditioned upon Participant signing and not rescinding a release of claims in favor of the Company and its Affiliates within the periods applicable to such release under applicable law (the “Release”) on or following the Date of Termination.

(A) In lieu of any further salary payments to the Participant for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Participant (including under any Company plans, programs, arrangements, or other written agreement), the Company shall pay to the Participant a lump sum severance payment, in cash, equal to the Severance Multiplier times the sum of (i) the Participant's base salary as in effect immediately prior to the Date of Termination or, if higher and applicable, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Participant's target incentive opportunity pursuant to the Company Officer Annual Cash Incentive Plan or any successor thereto in respect of the fiscal year in which the Date of Termination occurs or, if higher and applicable, the fiscal year in which the first event or circumstance constituting Good Reason occurs.

(B) For the thirty-six (36) month period immediately following the Date of Termination (the “Continuation Period”), if Participant properly elects continuation coverage through the Company, the Company shall arrange to provide the Participant and Participant’s dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Participant and Participant’s dependents immediately prior to the Date of Termination, at no greater cost to the Participant than the cost to the Participant immediately prior to the Date of Termination.

Benefits otherwise receivable by the Participant pursuant to this Section 6.1(B) shall be reduced to the extent Participant becomes eligible for substantially similar benefits of the same type during the Continuation Period (and any such benefits for which the Participant is eligible shall be reported to the Company by the Participant within 14 days of the Participant’s eligibility); provided, however, that the Company shall reimburse the Participant for the excess, if any, of the cost of such similar benefits to the Participant over such cost as would be payable by the Participant immediately prior to the Date of Termination.

(C) In addition to the retirement benefits to which the Participant is entitled under each Pension Plan, the Company shall pay the Participant a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Participant would have accrued under the terms of all Pension Plans, determined as if the Participant were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of service credit thereunder and had been credited under each Pension Plan during such period with compensation equal to the Participant's compensation (as defined in such Pension Plan) during the twelve (12) months immediately preceding Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Participant had accrued pursuant to the provisions of the Pension Plans as of the Date of Termination. For purposes of this Section 6.1(C), “actuarial equivalent” shall be determined using the same assumptions utilized under the Company's Salaried Employees' Pension Plan immediately prior to the Date of Termination or, if more favorable to the Participant, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(D) The Company shall provide the Participant with outplacement services suitable to the Participant's position for a period of three (3) years or, if earlier, until the first acceptance by the Participant of an offer of employment.

6.2 (A) Whether or not the Participant becomes entitled to the Severance Benefits, if any of the payments or benefits received or to be received by the Participant in connection with a Change in Control or the Participant's termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company or its Affiliates) (such payments or benefits being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, then the payments hereunder (or, if no payments are being made hereunder, payments and benefits pursuant to any other plans and arrangements) shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(B) Subject to the provisions of this Section 6.2, all determinations required to be made under this Section 6.2, including whether and the extent to which the Total Payments will be subject to the Excise Tax and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Auditor”).

(C) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax under this Section 6.2, (i) no portion of the Total Payments the receipt or enjoyment of which the Participant has effectively waived in writing shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of the Auditor (or tax counsel selected by the Auditor) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code), and in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 6.2, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence in the calendar year in which the applicable Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(D) The Participant and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

6.3. Subject to Section 6.5, the Severance Benefits above shall be made not later than the fifth (5th) day following the expiration of any consideration and rescission periods applicable to the Release; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Participant on such day an estimate, as determined in good faith by the Participant of the minimum amount of such payments to which the Participant is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Participant, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Plan, the Company shall provide the Participant with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations.

6.4 The Company also shall pay to the Participant all legal fees and expenses incurred by the Participant in disputing in good faith any issue hereunder relating to the termination of the Participant's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Participant's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

6.5 Section 409A. Notwithstanding anything in this Plan to the contrary, if any payments or benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Participant's separation from service shall instead be paid on the first (1st) business day after the date that is six (6) months following the Participant's date of termination (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Participant under Section 409A of the Code.

7. Termination Procedures.

7.1 Notice of Termination. After a Change in Control, any purported termination of a Participant's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. A Notice of Termination for Good Reason must specify the particular events or conditions which constitute Good Reason and the specific cure requested by the Participant; provided that such Notice of Termination must be provided to the Company within ninety (90) days of the initial existence of the event or condition which constitutes Good Reason.

7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Participant's employment after a Change in Control and during the Term, shall mean (i) if the Participant's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of the Participant's duties during such thirty (30) day period), (ii) if the Participant's employment is terminated by the Company, thirty (30) days after Notice of Termination is given (except in the case of a termination for Cause), (iii) in the case of a termination by the Participant other than for Good Reason, the date specified in the Notice of Termination, provided that such date shall not be less than thirty (30) days nor more than ninety (90) days, respectively, from the date such Notice of Termination is given, and (iv) in the case of a termination by the Participant for Good Reason, thirty (30) days after Notice of Termination is given, provided such Notice of Termination has been made within 90 days following the date the occurrence constituting Good Reason first arose and the particular events or conditions constituting Good Reason have not been cured by the Company during such thirty (30) day period following the Notice of Termination (if susceptible to cure by the Company).

8. Restrictive Covenants.

8.1 Acknowledgments. As a condition of eligibility for benefits under this Plan, the Participant acknowledges and agrees that: (i) the obligations set forth in this Section 8 are supported by the payments which may be made under this Plan; (ii) the Company's business is highly competitive; (iii) the Participant's employment by the Company requires that the Participant have access to and knowledge of confidential information of the Company; (iv) the Participant has access to customers and has and will continue to develop good will with such customers at the expense of the Company; (v) the direct and indirect disclosure of any confidential information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage to it; (vi) the Company conducts business throughout the world; (vii) the Participant's duties involve operations throughout the world; (viii) the restrictions contained in this Section 8 are necessary and appropriate for the protection of the Company's confidential information and goodwill; and (ix) the restrictions contained in this Section 8 are reasonable with respect to time, geographic scope and protected activity.

8.2 Non-Disclosure of Confidential Information. As a condition of eligibility for benefits under this Plan, the Participant agrees that, during Participant’s employment and at all times thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person without written authorization of the Board, any Confidential Information (as defined below) which the Participant may develop or obtain. “Confidential Information” means any information about the Company, its affiliates, their clients, customers, vendors or employees which is not known by or generally available to the public, including, but not limited to, proprietary information, technical data, trade secrets or know-how, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company with, whom, or which the Participant became acquainted during employment with the Company), prices and costs, markets, developments, inventions, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to the Participant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment; provided, however, that Confidential Information does not include any information which has become publicly and widely known and made generally available through no wrongful act of the Participant or of others who were under confidentiality obligations as to the item or items involved.

Nothing in this Plan shall prohibit or restrict Participant or Participant’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Plan, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) accepting any U.S. Securities and Exchange Commission awards; or (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Participant will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Participant’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Plan is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

8.3 Non-Competition. As a condition of eligibility for benefits under this Plan, the Participant agrees that, during Participant’s employment with the Company, and for one (1) year following the termination of the Participant's employment for any reason, including resignation, whether such termination occurs prior to or following a Change in Control, the Participant shall not, directly or indirectly, accept employment with or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partnership, firm, corporation, or other entity (collectively, "Entities") that is engaged or intends to engage in an Applicable Business (as defined below) anywhere in the world. "Applicable Business" means any business, a significant component of which is engaged, directly or indirectly, in the manufacture or sale of products or components, or the performance of services, that are in competition with the products and components manufactured or sold or the services performed by the Company or any of its subsidiaries. Notwithstanding anything to the contrary contained herein, the "beneficial ownership" by the Participant, either individually or as a member of a "group," as such terms are used in the General Rules and Regulations under the Exchange Act, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Section 8.

8.4 Non-Solicitation of Customers and Suppliers. As a condition of eligibility for benefits under this Plan, the Participant agrees that, during Participant’s employment with the Company and for a period of one (1) year following the Participant's termination of employment for any reason, including resignation, the Participant shall not, directly or indirectly, influence or attempt to influence current customers or suppliers of the Company or any of its affiliates or any customers or suppliers of the Company or any of its affiliates at the time of Participant's termination of employment with the Company, to (i) divert their business with Company or any of its affiliates to any other business, individual, partner, firm, corporation, or other entity; or (ii) terminate, cancel or reduce their business with the Company or its affiliates.

8.5 Non-Solicitation of Employees. As a condition of eligibility for benefits under this Plan, the Participant agrees that, during Participant’s employment with the Company and for a period of one (1) year following the Participant's termination of employment for any reason, including resignation, the Participant shall not, directly or indirectly, (i) solicit, recruit, hire or attempt to solicit, recruit or hire any current employee or any individual employed by the Company or its affiliates at the time of the Participant's termination for the purpose of being employed by the Participant or by any Entity other than the Company; or (ii) induce or encourage the voluntary resignation of any employee of the Company or its affiliates for any purpose.

8.6 Injunctive Relief. It is expressly agreed that the Company shall or would suffer irreparable injury if the Participant were to violate of any of the provisions of this Section 8 and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and the Participant further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Participant from violating the Participant's obligations under this Section 8.

8.7 Blue Penciling and Reformation. In the event that any provision of this Plan is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. If, at the time of enforcement of any provision of this Plan, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law.

9. No Mitigation. The Company agrees that, if the Participant's employment with the Company terminates during the term of this Plan, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 6 hereof. Further, the amount of any payment or benefit provided for in this Plan (other than Section 6.1(B) hereof) shall not be reduced by any compensation or benefit earned by the Participant as the result of employment by another Company, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise. Notwithstanding the foregoing, if the Company is obligated by law or contract to pay the Participant other severance pay, a termination indemnity, notice pay, or the like, of if the Company is obligated by law to provide advance notice of separation, then any cash payment otherwise payable to the Participant hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable.

10. Successors; Binding Plan.

10.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and Plan prior to the effectiveness of any such succession shall be a breach of this Plan and shall entitle the Participant to compensation from the Company in the same amount and on the same terms as the Participant would be entitled to hereunder if the Participant were to terminate the Participant's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

10.2 This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Participant shall die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant's estate.

11. Notices. For the purpose of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the address inserted below the Participant's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:

Donaldson Company, Inc.
P.O. Box 1299
Minneapolis
Minnesota 55440-1299

Attention: Chief Legal Officer

12. Miscellaneous. No provision of this Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Participant and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Plan supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including, any prior plan or written agreement; provided, however, that this Plan shall supersede any agreement setting forth the terms and conditions of the Participant's employment with the Company only in the event that the Participant's employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Participant other than for Good Reason. To the extent not covered by federal law and ERISA, the validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Participant has agreed. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the expiration or termination of this Plan (including, without limitation, those under Sections 6, 7 and 8 hereof) shall survive such expiration.

13. Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

14. Counterparts. This Plan may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes; Arbitration.
15.1 All claims by the Participant for benefits under this Plan shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Plan shall be delivered to the Participant in writing and shall set forth the specific reasons for the denial and the specific provisions of this Plan relied upon. The Board shall afford a reasonable opportunity to the Participant for a review of the decision denying a claim and shall further allow the Participant to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Participant's claim has been denied.

15.2 Except as otherwise provided in Section 8.6, any further dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Plan shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Plan to the contrary, the Participant shall be entitled to seek specific performance of the Participant's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Plan.

16. Definitions. For purposes of this Plan, the following terms shall have the meanings indicated below:

(A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B) “Auditor” shall have the meaning set forth in Section 6.2 hereof.

(C) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(D) “Board” shall mean the Board of Directors of the Company.

(E) “Cause” for termination by the Company of the Participant's employment shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant's duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant's duties, (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (iii) the Participant’s conviction of, or plead of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant's part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Board has determined, after due consideration, that Cause exists.

(F) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

i.any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), either is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

ii.during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an Plan with the Company to effect a transaction described in clause (i), (iii) or (iv) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, unless the approval of the election or nomination for election of such new directors was in connection with an actual or threatened election or proxy contest;

iii.the merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 30% of the combined voting power of the Company’s then outstanding securities; or

iv.the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets or any transaction having a similar effect.

(G) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(H)    “Company” shall mean Donaldson Company, Inc. and, except in determining under Section 16(F) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Plan by operation of law, or otherwise.

(I) “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

(J) “Disability” shall mean disability as defined in Section 409A of the Code.

(K) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(L) “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

(M) “Good Reason” for termination by the Participant of the Participant's employment shall mean the occurrence (without the Participant's express written consent) within the two-year period following any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

i.the assignment to the Participant of any duties materially inconsistent with the Participant's status as an executive officer of the Company as in effect immediately prior to the Change in Control, including without limitation (if the Participant is an executive officer of the Company immediately prior to the Change in Control) ceasing to be a Participant officer of the Company;

ii.a material reduction by the Company in the Participant's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

iii.the relocation of the Participant's principal place of employment to a location more than twenty-five (25) miles from the Participant's principal place of employment immediately prior to the Change in Control or the Company's requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) if such relocation is materially adverse to the Participant, except for required travel on the Company's business to an extent substantially consistent with the Participant's present business travel obligations; or

iv.a material breach of any written employment Plan between the Participant and the Company (including this Plan).

The Participant's right to terminate the Participant's employment for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(O) “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

(P) “Pension Plan” shall mean any tax-qualified, supplemental or excess benefit pension plan maintained by the Company and any other plan or agreement entered into between the Participant and the Company which is designed to provide the Participant with supplemental retirement benefits, or any successor plan thereto.

(Q) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(R) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

i.the Company enters into a written Plan, the consummation of which would result in the occurrence of a Change in Control;

ii.the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

iii.any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

iv.the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

(S) “Retirement” shall be deemed the reason for the termination by the Participant of the Participant's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

(T) “Severance Benefits” shall have the meaning set forth in Section 6.1 hereof.

(U) “Severance Multiplier” shall mean the following for each band of Participants outlined below:

Employment Classification	Severance Multiplier
Chief Executive Officer	3 times
All Other Participants	2 times

(V) “Total Payments” shall mean those payments so described in Section 6.2 hereof.

17. Plan Administration

(A) Assignment of Benefits. Benefits under this Plan may not be assigned, transferred or pledged by you or anyone claiming through you to a third party, for example, as security for a loan or other debt, except to repay bona fide debts to the Company.

(B) Financing the Plan. The Company pays the entire cost of the Plan out of its general assets. Benefit payments are made on the authorization of the HR Committee or of a delegate appointed by the HR Committee.

(C) Administration. The Company has designated the HR Committee as the administrator of the Plan. The HR Committee is vested with all power and authority necessary or appropriate to administer and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and has full discretionary authority in this capacity. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious).

(D)    Plan Amendment and Termination. The HR Committee, reserves the right in its discretion to terminate the Plan and to amend the Plan in any manner at any time, including to alter, reduce, or eliminate any severance benefit, practice, or policy hereunder, in whole or in part, at any time and for any reason. Any amendment will not affect the Severance Benefits provided under Section 6 for those who have already been approved for and are receiving payment of benefits, and any amendment will not affect the Severance Benefits provided under Section 6 once a Change in Control has occurred. Prior practices by any Company shall not diminish in any way the rights granted to the Company under this section. Oral or other informal communications made by the Company or the Company’s representatives shall not give rise to any rights or benefits other than those contained in the Plan described herein and such communications will not diminish the Company’s rights to amend or terminate the Plan in any manner consistent with this Section 17(D). Notwithstanding the above limitations, the Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring the Plan into compliance with applicable law, including but not limited to Code Section 409A (and the regulations or other applicable guidance thereunder).

(E)    No Contract of Employment. Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company.

(F) Internal Revenue Code Section 409A. The payments and benefits under this Plan are intended to comply with or be exempt from Code Section 409A and the regulations and other guidance thereunder. Any installment payment hereunder shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding anything hereunder to the contrary, any payment which could be made or commence during a period that spans two tax years based on when a Participate executes the Release or otherwise shall be made in the later of the two tax years. Notwithstanding anything herein to the contrary, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, in accordance with the Plan, during a year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year; the reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred; and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(G) No Other Benefits Provided. The Plan provides only those Severance Benefits described in Section 6 of this Plan and does not entitle any participant to any other health care or welfare benefits or to any additional bonus payments. With regard to Section 6.2(B), any health care continuation coverage shall be provided under and according to the terms of the Company’s group health plans, and any bonus award shall be provided under and according to the terms of the applicable Company bonus program, as applicable. Eligibility and coverage under any health or welfare benefit are governed by plan documents specific to those benefits.